Exhibit 99.1

Caterpillar Financial Services Corporation
2Q 2026 Earnings Release
August 4, 2026

FOR IMMEDIATE RELEASE

Cat Financial Reports Second-Quarter 2026 Results
Cat Financial reported second-quarter 2026 revenues of $991 million, an increase of $92 million, or 10%, compared with $899 million in the second quarter of 2025. The increase in revenues was primarily due to a favorable impact from higher average earning assets. Second-quarter 2026 profit was $145 million, an increase of $8 million, or 6%, compared with $137 million profit in the second quarter of 2025.
Second-quarter 2026 profit before income taxes was $206 million, an increase of $23 million, or 13%, compared with $183 million profit in the second quarter of 2025. The increase was mainly driven by a favorable impact from higher average earning assets of $44 million, partially offset by higher provision for credit losses of $22 million.
As of June 30, 2026 and 2025, the estimated annual tax rate was 28 percent and 25 percent, respectively. The increase in the estimated annual tax rate was primarily due to changes in the geographic mix of profits.
During the second quarter of 2026, retail new business volume was $3.92 billion, an increase of $317 million, or 9%, compared with $3.60 billion in the second quarter of 2025. The increase was driven by higher volume across all segments.
At the end of the second quarter of 2026, past dues were 1.31%, compared with 1.62% at the end of the second quarter of 2025. Write-offs, net of recoveries, were $20 million for the second quarter of 2026, compared with $18 million for the second quarter of 2025. As of June 30, 2026, the allowance for credit losses totaled $294 million, or 0.84% of finance receivables, compared with $283 million or 0.86% of finance receivables at March 31, 2026. The allowance for credit losses at year-end 2025 was $284 million, or 0.86% of finance receivables.
“Cat Financial delivered another solid quarter, with continued strong retail new business volume and strong portfolio performance,” said Dave Walton, President of Cat Financial and Senior Vice President with responsibility for the Financial Products Division of Caterpillar Inc. “The Cat Financial team remains committed to executing our strategy and delivering financial services solutions that support Caterpillar customers and dealers.”

About Cat Financial
Cat Financial is a subsidiary of Caterpillar, the world’s leading manufacturer of construction and mining equipment, off-highway diesel and natural gas engines, industrial gas turbines, and diesel-electric locomotives. Cat Financial provides a wide range of financing solutions to customers and Cat® dealers for machines, engines, Solar® turbines, genuine Cat parts and services. Headquartered in Nashville, Tennessee, Cat Financial serves customers globally with offices and subsidiaries located throughout North and South America, Asia, Australia, Europe and Africa. Visit cat.com to learn more about Cat Financial.

Caterpillar media contact: Tiffany Heikkila, 832-573-0958 or tiffany.heikkila@cat.com

STATISTICAL HIGHLIGHTS:

SECOND-QUARTER 2026 VS. SECOND-QUARTER 2025
(ENDED JUNE 30, EXCEPT TOTAL ASSETS)
(Millions of dollars)

	2026	2025	CHANGE
Revenues	$991	$899	10%
Profit Before Income Taxes	$206	$183	13%
Profit (excluding profit attributable to noncontrolling interests)	$145	$137	6%
Retail New Business Volume	$3,916	$3,599	9%
Total Assets at June 30, and December 31, respectively	$40,457	$38,313	6%

SIX MONTHS 2026 VS. SIX MONTHS 2025
(ENDED JUNE 30)
(Millions of dollars)

	2026	2025	CHANGE
Revenues	$1,938	$1,759	10%
Profit Before Income Taxes	$401	$357	12%
Profit (excluding profit attributable to noncontrolling interests)	$289	$267	8%
Retail New Business Volume	$7,106	$6,563	8%

FORWARD-LOOKING STATEMENTS

Certain statements in this press release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believe," "estimate," "will be," "will," "would," "expect," "anticipate," "plan," "project," "intend," "could," "should" or other similar words or expressions often identify forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance and speak only as of the date they are made, and we do not undertake to update our forward-looking statements.

Cat Financial's actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) disruptions or volatility in global financial markets limiting our sources of liquidity or the liquidity of our customers, dealers and suppliers; (ii) failure to maintain our credit ratings and potential resulting increases to our cost of borrowing and adverse effects on our cost of funds, liquidity, competitive position and access to capital markets; (iii) changes in interest rates, currency fluctuations or market liquidity conditions; (iv) an increase in delinquencies, repossessions or net losses of our customers; (v) used equipment values and estimated residual values of leased equipment; (vi) our compliance with financial and other restrictive covenants in debt agreements; (vii) government monetary or fiscal policies; (viii) political and economic risks, commercial instability and events beyond our control in the countries in which we operate; (ix) demand for Caterpillar products; (x) marketing, operational or administrative support received from Caterpillar; (xi) our ability to develop, produce and market quality products that meet our customers’ needs; (xii) information technology security threats and computer crime; (xiii) alleged or actual violations of trade or anti-corruption laws and regulations; (xiv) new regulations or changes in financial services regulations; (xv) additional tax expense or exposure; (xvi) changes in accounting guidance; (xvii) catastrophic events, including global pandemics such as the COVID-19 pandemic; and (xviii) other factors described in more detail in Cat Financial's Forms 10-Q, 10-K and other filings with the Securities and Exchange Commission.